Exhibit 99.2

Set forth below are excerpts from the registrant’s Form 10-Q for the quarter ended June 29, 2021 (the “Form 10-Q”), which are being filed as communications relating to the tender offer. The statements below may not be complete, and you should refer to the entirety of the Form 10-Q , including the financial statements and notes thereto, as well as the Management’s Discussion and Analysis appearing therein for a more complete understanding of the matters contained in the excerpt below. Forward-looking statements set forth in these excerpts, including but not limited to statements regarding the Company’s liquidity, tender offer plans, and expected working capital position, are subject to the risks and uncertainties described in more detail under the heading “Risk Factors” in the registrant’s Form 10-K for the year ended September 29, 2020, and the Form 10-Q.

Appearing on or about page 9:

“Although we currently have a meaningful cash balance and generated significant cash flow from operations during the first three quarters of fiscal 2021, we currently intend to use a significant portion of this cash balance to repurchase Company stock by means of a tender offer. While we believe that we will continue to have adequate working capital to meet our current needs after the tender offer, should business decline significantly as a result of the pandemic or otherwise, we would not likely choose to, and we may not be able to, take some of the same actions as we took during fiscal 2020 to increase our liquidity as they would negatively impact the long-term performance of the business, and because there is no assurance that funds such as the PPP loans will be made available to us in the future. Furthermore, the COVID-19 pandemic is adversely affecting the availability of liquidity generally in the credit markets, and there can be no guarantee that additional liquidity will be available on favorable terms, or at all, especially the longer the COVID-19 pandemic lasts.”

Appearing on or about page 29:

“Liquidity and Capital Resources

“As of June 29, 2021, our cash and cash equivalents were $10.3 million, a meaningful cash balance, and we generated significant cash flow from operations during the first three quarters of fiscal 2021. As described below, we plan to spend a significant portion of this cash to repurchase Company shares via a tender offer. In addition, as of June 29, 2021, we had total commitments outstanding of $431,000 related to a construction contract for one Bad Daddy’s restaurant currently under development. While we believe that we will continue to have adequate working capital following the tender offer, as described below, should business decline significantly as a result of the pandemic or otherwise, we would not likely choose to, and we may not be able to, take some of the same actions we took to increase our liquidity during fiscal 2020, such as temporarily reducing employee pay, reducing our workforce, and obtaining PPP loans, due to the negative impact on the long-term performance of the business as well as the uncertain availability of PPP loans in the future. Furthermore, the COVID-19 pandemic is adversely affecting the availability of liquidity generally in the credit markets, and there can be no guarantee that additional liquidity will be available on favorable terms, or at all, especially the longer the COVID-19 pandemic lasts.

“As of June 29, 2021, we had a working capital deficit of $1,215,000. Historically, we have operated successfully with a negative working capital balance, because cash collected on restaurant sales is typically received before payment is due on our current liabilities, and our inventory turnover rates require relatively low investment on inventories. Our working capital position benefits from the fact that we generally collect cash from sales to customers the same day, or in the case of credit or debit card transactions, within a few days of the related sale. This benefit may increase when new Bad Daddy’s and Good Times restaurants are opened. However, beginning in the first quarter of fiscal 2021 we have voluntarily shortened the period for payment to certain vendors in order to take advantage of early pay discounts, and this had the effect of increasing our working capital needs. Although we have two to four weeks to pay many of our vendors, we chose to start paying our primary foodservice vendors on 1-3 day payment terms to take advantage of early pay discounts. We believe that we will have sufficient capital to meet our working capital, long term debt obligations and recurring capital expenditure needs throughout fiscal 2021. However, our ability to continue to meet these requirements and obligations will depend on, among other things, our ability to achieve anticipated levels of revenue and cash flow and our ability to manage costs and working capital successfully.

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“Tender Offer

“As noted above and previously announced, we expect to expend a significant portion of our cash and cash equivalents to repurchase common stock in a maximum amount of up to $6.5 million, at a cash price of $4.60 per share of common stock, by means of a tender offer (the “Tender Offer”). Our Board of Directors believes that the Tender Offer is an appropriate mechanism to return capital to our shareholders while also allowing those shareholders who do not participate in the tender offer to share in a higher portion of our future potential. The Tender Offer is expected to commence on August 13, 2021 or soon thereafter and to remain open for twenty business days, and unless the tender offer is terminated or extended, it is likely that payment for tendered shares will be made shortly before the end of the fiscal year. The tender offer will have a material impact on our liquidity. See above for more information about our liquidity and working capital needs.

“Neither the Company, its directors or officers, nor the depositary make any recommendation as to whether to tender shares. This disclosure is not a recommendation to buy or sell the Company’s common stock, and does not constitute an offer to buy or the solicitation of an offer to sell common shares of the Company. The Tender Offer has not yet commenced, and there can be no assurances that the Company will commence the Tender Offer on the terms described herein or at all. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials (“Tender Offer Materials”) that the Company expects to distribute to its shareholders and file with the Securities and Exchange Commission (“SEC”) upon commencement of the tender offer. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE TENDER OFFER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. IF AND WHEN THE TENDER OFFER COMMENCES, SHAREHOLDERS CAN OBTAIN FREE COPIES OF THE TENDER OFFER MATERIALS FROM THE SEC AT WWW.SEC.GOV OR BY CALLING THE COMPANY’S INFORMATION AGENT (TO BE IDENTIFIED AT THE TIME THE OFFER IS MADE) FOR THE TENDER OFFER.”

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